American Airlines’ Derek Kerr and United Way of Metropolitan Dallas’ Jennifer Sampson Appointed to the Comerica Incorporated Board of Directors

DALLAS, Feb. 28, 2023 – Derek Kerr and Jennifer Sampson have been appointed to the Comerica Incorporated Board of Directors, effective Feb. 28, 2023. Kerr serves as the Vice Chair and Strategic Advisor of Texas-based American Airlines Group Inc. (AAG), and the President of American Eagle. Sampson is the McDermott-Templeton President and CEO of the not-for-profit United Way of Metropolitan Dallas. Kerr will serve as a member of the board’s Audit Committee, and Sampson will serve as a member of the board’s Enterprise Risk Committee.

“Both Derek and Jennifer will bring specific skills, experiences and areas of knowledge to our Board,” said Curt Farmer, Chairman, President and Chief Executive Officer, Comerica Incorporated. “I look forward to working closely with them to represent Comerica and those we serve, including our shareholders, customers, communities and colleagues.”

Derek Kerr
Kerr leads American’s Regional and Cargo teams and serves as a strategic advisor to the company. As President of American Eagle, he is responsible for more than half of American’s departures, with oversight of the airline’s regional operations.

From 2013 until 2022, Kerr served as Executive Vice President and Chief Financial Officer of AAG and its wholly-owned subsidiary, American Airlines, Inc. (American), overseeing global corporate risk, corporate development and corporate financial functions, including treasury, accounting, financial planning, labor and fleet analysis, tax, strategic planning, investor relations and purchasing. Previously, he served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of America West, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division. Kerr earned a Bachelor of Science in aeronautical engineering and a Master of Business Administration in finance from the University of Michigan.

Jennifer Sampson
Sampson leads United Way of Metropolitan Dallas, the largest social change organization focused on improving access to education, income and health in North Texas. Since her appointment as CEO and President of United Way of Metropolitan Dallas in 2011, she has built community confidence in its mission and impact priorities and has achieved unprecedented results in resource development. Prior to her role as CEO and President, she was Senior Vice President and Chief Operating Officer from 2004 to 2011, and Senior Vice President and Chief Financial Officer from 2001 to 2004 for United Way of Metropolitan Dallas. Additionally, Sampson previously worked for the accounting firm Arthur Andersen & Co. in various roles over ten years.

A committed community advocate, Jennifer has served in leadership roles for numerous organizations in North Texas throughout her career. Sampson is a founding member of the United Way’s Women of Tocqueville Society and serves on the United Way Worldwide National Professional Council, Fortune 500 Task Force and Select Cities. She is a member of the International Women’s Forum and The Commit Partnership. She was named the Women’s Council of Dallas County’s 2012 Woman of the Year and was recognized as one of the youngest recipients of the Baylor Distinguished Alumni Award in 2013. She is a graduate of Baylor University, having earned a Bachelor of Business Administration degree in Accounting/Information Systems, and she is a Certified Public Accountant in the State of Texas.

About Comerica
Comerica Bank is a subsidiary of Comerica Incorporated (NYSE: CMA), a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Michigan, California, Florida and Arizona. Additionally, Comerica has select businesses operating in Canada and Mexico. Comerica reported total assets of $85.4 billion as of Dec. 31, 2022.

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